                                                                    Exhibit 10.3

           Confidential Materials omitted and filed separately with The Securities and Exchange Commission. Asterisks denote omissions.

                                   AGREEMENT

           This Agreement is entered into effective the 1/st/ day of January, 2001, by and between Network Health Plan of Wisconsin, Inc. (hereinafter referred to as "NHP"), a Wisconsin insurance corporation, and Managed Health Services Insurance Corp. (hereinafter referred to as "MHSIC"), a Wisconsin insurance corporation.

          WHEREAS, NHP is a domestic insurance corporation organized under the laws of the State of Wisconsin and maintaining a health maintenance organization for its eligible members through contractual arrangements with various participating providers and other entities;

          WHEREAS, NHP has contracted with the Wisconsin Department of Health and Family Services (hereinafter referred to as "DHFS") to provide and pay for Medical Assistance/BadgerCare contract services to recipients enrolled in NHP under the State Medical Assistance Plan (hereinafter referred to as "ENROLLEES");

          WHEREAS, the DHFS contract for services permits NHP to subcontract its duties and functions subject to the right of DHFS to approve such subcontracts;

          WHEREAS, MHSIC desires to enter into a subcontract with NHP under the terms and conditions set forth herein;

          WHEREAS, the parties desire to enter into this Agreement in order to facilitate the provision of cost effective, covered health care services to NHP ENROLLEES in Wisconsin;

          NOW, THEREFORE, in consideration of the premises set forth above and the terms, covenants and conditions set forth below, the parties mutually agree as follows:

          1. MHSIC agrees to be obligated to NHP for all functions and duties assumed by NHP in the Contract for Services between NHP and DHFS, as renewed. amended, or replaced (hereinafter referred to as the "CONTRACT FOR SERVICES"), with respect to all NHP ENROLLEES in Wisconsin, with the exception of those functions specified herein as the obligations of NHP. MHSIC shall be responsible to comply with the requirements of the CONTRACT FOR SERVICES to the same extent as NHP is responsible for such requirements to DHFS. Unless the contract clearly requires otherwise, words used in this Agreement shall have the meanings assigned to them by the CONTRACT FOR SERVICES. A copy of the CONTRACT FOR SERVICES is attached hereto as Exhibit 1.

          2. The parties agree that MHSIC may enter into written agreements or subcontracts in order to fulfill MHSIC's duties under this Agreement. Such subcontracts shall be in accord with the requirements set forth in the CONTRACT FOR SERVICES, Addendum I-Subcontracts. MHSIC affirms that it may terminate a subcontract agreement immediately whenever the MHSIC Quality Assurance Committee and MHSIC Board of Directors determine the health or safety of ENROLLEES utilizing such subcontractor is endangered by actions of the subcontractor.

          3. In consideration for the services to be provided hereunder. NHP agrees to pay MHSIC an amount equal to all premium payments, supplemental payments and any other form of compensation received by NHP under the CONTRACT FOR SERVICES from the State of Wisconsin or its agent or representative allocable to periods during which this Agreement is in effect, less an amount equal to [****] per month per member, plus an amount equal to the actual per member assessment for the Health Insurance Risk Sharing Pool (HIRSP) that is allocable to all NHP ENROLLEES in Wisconsin for the period during which this Agreement is in effect. NHP shall give DHFS written authorization to issue directly to MHSIC monthly checks and any and all other payments for the full amount of the compensation paid to NHP by the State of Wisconsin. Within five (5) business days from the receipt of such monthly compensation from the State of Wisconsin, MHSIC shall remit directly to NHP on a monthly basis the amount specified above per NHP Enrollee in Wisconsin.

          4. ENROLLEES shall be held harmless by MHSIC and/or its subcontracted providers for payment of monies owed by MHSIC. Neither MHSIC nor its subcontracted providers shall bill, collect from, or charge ENROLLEES for Covered Services or impose any surcharges for the provision of Covered Services. If MHSIC learns of any such unauthorized charge or surcharge, MHSIC shall take appropriate action to ensure a prompt refund. MHSIC and/or its subcontracted providers may bill ENROLLEES for noncovered services, or for services rendered after the ENROLLEES discontinue, or cease to be eligible for NHP membership. This section supersedes any present or future agreement to the contrary between an ENROLLEE or an ENROLLEE'S representative and MHSIC regarding payment for Covered Services.

         5. NHP, or its designee, has the right, at reasonable times, on a concurrent and/or retrospective basis, to review and/or obtain copies at NHP's sole expense, of medical records of NHP ENROLLEES in order to determine compliance with quality assurance standards and utilization review standards, NHP's medical director, or his or her designee, shall have the right to attend, as an observer, any utilization review or quality assurance meeting at MHSIC at which care rendered to NHP ENROLLEES is discussed, if such attendance will not violate any Wisconsin law regarding confidentiality of peer review discussions and peer review documents. NHP agrees that the person designated to attend such meetings shall be a licensed, medical professional and shall agree in advance to abide by all requirements of confidentiality of peer review documents and peer review discussions in accordance with Wisconsin law.

         6. The parties agree that all information, records and data collected in connection with this Agreement shall be protected from unauthorized disclosure as provided in Chapter 19, Subchapter II of this Wisconsin Statutes, and 42 C.F.R. ch. 431 Subpart F. Except as otherwise required by law, access to such information shall be limited by MHSIC to persons who, or agencies that require the information in order to perform their duties related to the Agreement. These persons or agencies include, but are not limited to, NHP, the US Department of Health and Human Services, the Wisconsin Department of
 Health and Family Services, and the Wisconsin Office of the Commissioner of Insurance, as may be necessary for compliance by NHP with the provisions of certain federal and state regulations. MHSIC shall maintain such records in accordance with the CONTRACT FOR SERVICES.

         7. MHSIC shall maintain a process for Credentialing all physicians listed as providers in the provider directory provided to NHP ENROLLEES by MHSIC and shall verify the Medicaid certification of all subcontracted providers pursuant to the requirements of the CONTRACT FOR SERVICES.

          8. MHSIC shall be responsible for prompt review and reconciliation of ENROLLEE eligibility.

          9. NHP, with reasonable cause, shall have the right to review and provide oversight for all activities that have been questioned by Federal or State agencies as non-compliant with the Federal HMO Act or the CONTRACT FOR SERVICES and are performed by MHSIC. The method by which review and oversight shall occur shall be subject to mutual written agreement of both parties.

          10. The effective date of this Agreement shall be January 1, 2001, and shall have an initial term of six (6) years thereafter. This Agreement shall thereafter be automatically renewed for successive five (5) year terms unless terminated by mutual consent or pursuant to this Section. Either party may terminate this Agreement upon notification to the other party two years prior to the end of the original or any renewal term. In no case shall such termination end the obligations of MHSIC and NHP to perform any remaining obligations either party has pursuant to the CONTRACT FOR SERVICES or any remaining obligations of either party as set forth in this Agreement. In addition, this Agreement may be terminated during any initial or renewal term by MHSIC due to modifications mandated by changes in the CONTRACT FOR SERVICES or in federal or state law, regulations, or policies that materially affect MHSIC's rights or responsibilities under this Agreement. In such case, MHSIC shall notify NHP. in writing, at least ninety (90) days prior to the proposed date of termination of its intent to terminate this Agreement pursuant to this Section.

          11. This Agreement shall terminate if the CONTRACT FOR SERVICES is terminated. In the event of such termination, MHSIC shall be obligated to perform the obligations set forth in Article X of the CONTRACT FOR SERVICES in the paragraph entitled "Obligations of Contracting Parties" to the same extent that NHP is obligated to DHFS and NHP agrees to fulfill any remaining obligations it has to MHSIC pursuant to the terms of this Agreement.

          12. In the event that either party defaults in the performance of any duties or obligations hereunder, including either party's inability or refusal to provide services hereunder or either party's frustration of the purpose of this Agreement so that the nondefaulting party is unable to perform its duties hereunder, and the default or breach has not been cured within sixty (60) days of the nondefaulting party's giving of written notice of the default, specifying the nature of the alleged default or breach, the nondefaulting party may give notice of intent to terminate this Agreement, and this Agreement will terminate on the last day of the month in which the notice of intent to terminate is received.

          13. NHP and MHSIC are separate and independent entities and neither NHP nor MHSIC, nor the employees, servants, agents or representatives of either shall be considered to be the employees, servants, agents or representatives of the other party. The parties further agree that this Agreement shall also not be construed to create a partnership or joint venture between the parties.

     14. MHSIC agrees that ENROLLEES shall not be discriminated against on the basis of age, race, color, creed, religion, sex, sexual preference, national origin, health status, or income level.

     15. This Agreement may not be assigned by either party without the prior written consent of the other party, except that NHP agrees that MHSIC may assign this agreement to any one or more of its affiliates without the prior written consent of NHP. MHSIC will notify NHP of any assignments in a timely manner.

     16. Any controversy between the parties hereto not informally resolved by appropriate representatives of the parties shall, upon the request of one (1) party served on the other, be submitted to arbitration in accordance with the following provision:

          If any claim, dispute or controversy shall arise among the parties hereto with respect to the making or termination of, construction of, the terms of, or the interpretation of this Agreement or the rights of any party hereto or with respect to any transaction involved, the claim, dispute or controversy shall be settled by arbitration by three
          (3) arbitrators in accordance with the then current Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S) 1-16, and judgment based on the arbitration award may be entered in any court having jurisdiction thereof. The place of the arbitration shall be Milwaukee, Wisconsin. The arbitrators are not empowered to award damages in excess of compensatory damages. Not withstanding the foregoing requirements, any party shall have the right to seek equitable relief, in a court of competent jurisdiction, to the extent that equitable relief is available to a person hereto. If a person chooses to pursue equitable relief, such conduct shall not constitute a waiver of or be deemed inconsistent with the arbitration provision set forth above.

     17. MHSIC shall not use the name of Network Health Plan, or any derivative thereof in any advertising or materials distributed to ENROLLEES, except for normal operational correspondence with ENROLLEES.

     18. Any notice, request, demand or other communication required or permitted hereunder will be given in writing, by certified mail, to the party to be notified. All communications will be deemed given upon delivery or attempted delivery to the address specified herein. The addresses for the parties are as follows:

     To NHP: Donald T. Schumann
             Director of Business Development
             Affinity Health System
             1570 Midway Place
             Menasha, WI 54952

     To MHS: Kathleen Crampton
             President & CEO
             Managed Health Services
             1205 South 70/th/ Street
             West Allis, WI 53214

     19. MHSIC shall maintain general liability insurance and professional liability insurance in accord with industry standards at all times during the term of this Agreement. Upon request of NHP, MHSIC shall provide a certificate of insurance evidencing such coverage. MHSIC further agrees to require that physician members and subcontracted providers of MHSIC maintain such professional liability insurance as required by Wisconsin law to participate in the Wisconsin Patients Compensation Fund.

     20. MHSIC shall indemnify and hold NHP, its shareholders, officers, directors, employees, and agents harmless from and against any and all liabilities, losses, settlements, claims, demands and expenses of any kind (including, without limitation, reasonable attorneys fees), that may result from any business dispute between MHSIC and any ENROLLEE in Wisconsin, or that may arise as a result of any negligent act or intentional misconduct on the part of MHSIC, its agents, employees or representatives, with respect to the performance or failure to perform any duties assumed by MHSIC pursuant to this Agreement. NHP shall, as a condition to such indemnification, notify MHSIC within ten (10) business days after receipt of notice of any claim against NHP for which NHP seeks indemnification hereunder, and MHSIC shall be entitled to make such investigation, settlement, or defense of the claim as it deems prudent. This provision shall survive the termination of this Agreement.

     21. NHP shall indemnify and hold MHSIC, its officers, directors, employees and representatives harmless from and against any and all liabilities, losses, settlements, claims, demands, and expenses of any kind (including, without limitation, reasonable attorneys fees) that may result from the contractual relationship between NHP and the State of Wisconsin or NHP and any ENROLLEE in Wisconsin or that may arise as a result of any negligent act or intentional misconduct caused or alleged to have been caused by NHP or its agents, employees or representatives in the performance or failure to perform any of the duties assumed by NHP pursuant to this Agreement. MHSIC shall, as a condition to such indemnification, notify NHP within ten (10) business days after receipt of notice of any claim against MHSIC for which MHSIC seeks indemnification hereunder, and NHP shall be entitled to make such investigation, settlement, or defense of the claim as it deems prudent. This section shall survive the termination of this Agreement.

     22. Unless notice to terminate this Agreement for the next contract year is given pursuant to Sections 10-12 above by either party, MHSIC shall be responsible for preparation of any certification application renewals for succeeding contract years for submission to DHFS with respect to the CONTRACT OF SERVICES, unless otherwise agreed to by the parties in writing.

     23. In the event that NHP should become insolvent, MHSIC agrees to provide covered services as set forth in the CONTRACT FOR SERVICES for NHP ENROLLEES in Wisconsin, provided that NHP continues to authorize DHFS to pay MHSIC directly, until the sooner of

     (a) the duration of the period for which MHSIC has received payments from DHFS and until the time of discharge for ENROLLEES confined in an inpatient facility according to the terms set forth in the CONTRACT FOR SERVICES; or

     (b) the ENROLLEES become covered under another plan of health insurance and/or medical assistance plan with similar benefits.

     24. No delay or failure by either party hereto in exercising any rights or powers accruing upon noncompliance or default by the other party with respect to any terms of this Agreement shall impair such right or power or be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

     25. If any part of this Agreement is found to be void or unenforceable, such part shall be treated as severable, leaving valid the remainder of the Agreement notwithstanding the part or parts found void or unenforceable.

     26. The Agreement shall be exclusive on the part of NHP as regards Wisconsin Medicaid recipients.

     27. This Agreement shall be governed by the laws of the State of Wisconsin notwithstanding any state's choice of law rules to the contrary.

     28. This Agreement constitutes the entire understanding of the parties hereto, and supersedes all previous agreements, whether oral or written, among the parties or their affiliates on the subject matter hereof. No changes, amendments or alterations shall be effective unless in writing signed by both parties. This agreement supercedes all prior or contemporaneous agreements or understandings between the parties, written or oral, all of which are merged herein.

     29. A waiver by either party of a breach or failure to perform shall not constitute a waiver of any subsequent breach or failure. No term or condition of this Agreement may be waived except in a writing by the party charged with the waiver.

     30. During the term of this Agreement, NHP shall use its best efforts to obtain subsequent renewals and extensions of the existing CONTRACT FOR SERVICES and/or new contracts with DHFS, subject in all cases however to the written approval of the terms and conditions of such renewals, extensions or contracts by MHSIC.

     31. Each party hereto shall maintain any and all licenses, permits, authorizations and contracts with DHFS, the State of Wisconsin and the Wisconsin Office of the Commissioner of Insurance necessary to maintain the business described herein and shall maintain compliance with all laws, regulations and requirements necessary for such licenses, permits, authorizations, and/or contracts.

     32. As between NHP and MHSIC, MHSIC shall have the right to determine any appropriate changes to the applicable county service area under the CONTRACT FOR SERVICES, including, without limitation, the counties to be served.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates specified below.


NETWORK HEALTH PLAN

By: /s/ [ILLEGIBLE]             Date: 3/9/01
    ------------------------          ----------

Attest: [ILLEGIBLE]             Date: 3/9/01
        --------------------          ----------


MANAGED HEALTH SERVICES INSURANCE CORP.

By: /s/ Kathleen R. Crampton    Date: 03/9/01
    ------------------------          ----------

Attest: [ILLEGIBLE]             Date: 3/9/01
        --------------------          ----------

                                  ADDENDUM I

                  SUBCONTRACTS AND MEMORANDA OF UNDERSTANDING


     NOTE: This Addendum does not apply to subcontracts between the Department and the HMO. The Department shall have sole authority to determine the conditions and terms of such subcontracts.

     1. Original Review and Approval for HMOs that did not have a Medicaid/BadgerCare HMO Contract in the Prior Contract Period, or that are going to accept enrollment of recipients in a new county.

           a. The Department may approve, approve with modification, or deny subcontracts under this Contract at its sole discretion. The Department may, at its sole discretion and without the need to demonstrate cause, impose such conditions or limitations on its approval of a subcontract as it deems appropriate. The Department may consider such factors as it deems appropriate to protect the interests of the State and recipients, including but not limited to the proposed subcontractor's past performance. DHFS will give the HMO (1) 120 days to implement a change that requires the HMO to find a new subcontractor, and (2) 60 days to implement any other change required by DHFS. DHFS will acknowledge the approval or disapproval of a subcontract within 14 days after its receipt from the HMO.

           b. The Department will review and approve or disapprove each subcontract before contract signing. Any disapproval of subcontracts may result in the application by the Department of remedies pursuant to Article IX of this Contract. The Department's subcontract review will assure that the HMO has inserted the following standard language in subcontracts (except for specific provisions that are inapplicable in a specific HMO management subcontract);

          c. Subcontractor (hereafter identified as subcontractor) agrees to abide by all applicable provisions of the (HMO's NAME)'s contract with the Department of Health and Family Services, hereafter referred to as the Medicaid/BadgerCare HMO Contract. Subcontractor compliance with the Medicaid/HMO Contract specifically includes but is not limited to the following requirements:

               1. Subcontractor uses only Medicaid-certified providers in accordance with Article III. AA. of the Medicaid/BadgerCare HMO Contract.

               2. No terms of this subcontract are valid which terminate legal liability of HMO in accordance with Article III. Z. of the Medicaid/BadgerCare HMO Contract.


HMO Contract for January 1, 2000 - December 31, 2001

               3. Subcontractor agrees to participate in and contribute required data to HMO Quality Assessment/Performance Improvement programs as required in Article III. W. of the Medicaid/BadgerCare HMO Contract.

               4. Subcontractor agrees to abide by the terms of the Medicaid/BadgerCare HMO Contract (Article III. D.) for the timely provision of emergency and urgent care. Where applicable, subcontractors agrees to follow those procedures for handling urgent and emergency care cases stipulated in any required hospital/emergency room MOUs signed by HMO in accordance with Article III. J. of the Medicaid/BadgerCare HMO Contract.

               5. Subcontractor agrees to submit HMO encounter data in the format specified by the HMO, so the HMO can meet the Department specifications required by Article VI and Addendum IV of the Medicaid/BadgerCare HMO Contract. HMOs will evaluate the credibility of data obtained from subcontracted vendors' external databases to ensure that any patient-reported information has been adequately verified.

               6. Subcontractor agrees to comply with all non-discrimination requirements in Article III. O. of the Medicaid/BadgerCare HMO Contract.

               7. Subcontractor agrees to comply with all record retention requirements and, where applicable, the special reporting requirements on abortions, sterilizations, hysterectomies, and HealthCheck requirements.

               8. Subcontractor agrees to provide representatives of the HMO, as well as duly authorized agents or representatives of DHFS and the Federal Department of Health and Human Services, access to its premises and its contract and/or medical records in accordance with Article III and Article IX of the Medicaid/BadgerCare HMO Contract. Subcontractor agrees otherwise to preserve the full confidentiality of medical records in accordance with Article XII of the Medicaid/BadgerCare HMO Contract.

               9. Subcontractor agrees to the requirements for maintenance and transfer of medical records stipulated in Article III.
                    W. of the Medicaid/BadgerCare HMO Contract.

              10. Subcontractor agrees to ensure confidentiality of family planning services in accordance with Article III. B. of the Medicaid/BadgerCare HMO Contract.


HMO Contract for January 1, 2000 - December 31, 2001

              11. Subcontractor agrees not to create barriers to access to care by imposing requirements on recipients that are inconsistent with the provision of medically necessary and covered Medicaid benefits (e.g., COB recovery procedures that delay or prevent care).

              12. Subcontractor agrees to clearly specify referral approval requirements to its providers and in any sub-subcontracts.

              13. Subcontractor agrees not to bill a Medicaid/BadgerCare enrollee for medically necessary services covered under the Medicaid/BadgerCare HMO Contract and provided during the enrollee's period of HMO enrollment pursuant to Section 1128 B(d)(l) of the Social Security Act. This provision shall continue to be in effect even if the HMO becomes insolvent. However, if an enrollee agrees in writing to pay for a non-Medicaid covered service, then the HMO, HMO provider, or HMO subcontractor can bill.

                    The standard release form signed by the enrollee at the time of services does not relieve the HMO and its providers and subcontractors from the prohibition against billing a Medicaid enrollee in the absence of a knowing assumption of liability for a non-Medicaid covered service. The form or other type of acknowledgment relevant to Medicaid/ BadgerCare enrollee liability must specifically state the admissions, services, or procedures that are not covered by Medicaid.

              14. Subcontractors must forward to the HMO medical records pursuant to grievances, within 15 working days of the HMO's request. If the subcontractor does not meet the 15 day requirement, the subcontractor must explain why and indicate when the medical records will be provided.

              15.   Subcontractor agrees to abide by the terms of Article III.
                    H. regarding appeals to the HMO and to the Department for HMO non-payment of service providers.

              16. Subcontractor agrees to abide by the HMO marketing/informing requirements. Subcontractor will forward to the HMO for prior approval a11 flyers, brochures, letters, and pamphlets the subcontractor intends to distribute to its Medicaid/BadgerCare enrollees concerning its HMO affiliation(s), changes in affiliation, or relates directly to the Medicaid/BadgerCare population. Subcontractor will not distribute any "marketing" or recipient informing materials without the consent of the HMO and the Department.


HMO Contract for January 1, 2000 - December 31, 2001

          2. The Department will also review HMO management subcontracts to assure that rates are reasonable.

              a. Subcontracts for HMO management must clearly describe the services to be provided and the compensation to be paid.

              b. Any potential bonus, profit-sharing, or other compensation not directly related to costs of providing goods and services to the HMO, shall be identified and clearly defined in terms of potential magnitude and expected magnitude during the Medicaid/BadgerCare HMO Contract period.

              c. Any such bonus or profit-sharing shall be reasonable compared to services performed. The HMO shall document reasonableness.

              d. A maximum dollar amount for such bonus or profit-sharing shall be specified for the contract period.

              e. Requirements A through D do not have to relate to non-Medicaid/BadgerCare enrollees if the HMO wishes to have separate arrangements for these Medicaid enrollees.

          3. Subcontract Review for HMOs that have had a Medicaid/BadgerCare HMO Contract in the Previous Contract Period and are Not Expanding into New Service Areas during the Current Contract Period.

              a. The HMO, shall1 submit, and the Department shall review, before signing this Contract, an affidavit that the contract language required above in all Medicaid/BadgerCare HMO subcontracts is included in all the HMO's subcontracts for medical services (and dental care, if covered). The affidavit shall specify the expiration date of all subcontracts.

              b. These HMOs shall submit the HMO management subcontract for review as specified for new contractors above.

          4. Review and Approval of New Subcontracts and Changes in Approved Subcontracts During the Contract Period.

              a. New subcontracts and changes in approved subcontracts shall be reviewed and approved by the Department before taking effect. This requirement will be considered met if the Department has not responded within 15 consecutive days of the date of Departmental receipt of request.

              b. This review requirement applies to changes which affect the amount, duration, scope. location, or quality of services. In other words, technical changes do not have to be approved.


          HMO Contract for January 1, 2000 - December 31, 2001

              c. Changes in rates paid do not have to be approved, with the exception of changes in the amounts paid to HMO management services subcontractors.

              d. The HMO shall submit notice within 10 days to the Department of addition or deletion of subcontracts involving: (i) a clinic or group of physicians, (ii) an individual physician.

              e. The HMO shall notify the Department's enrollment broker within 10 days of additions to, and deletions from the provider network.

              f. The HMO shall submit to the enrollment broker an electronic listing of all network Medicaid providers, facilities and pharmacies within the first 10 days of each calendar quarter in a mutually agreed upon format approved by the Department. This listing will include, but is not limited to, provider name, provider number, address, phone number, and specialty as well as indicators designating whether a provider can be selected as a PCP, and whether the PCP is accepting new patients. The listing shall include only Medicaid certified providers who are contracted with the HMO to provide contract services to Medicaid/BadgerCare enrollees.

              g. The HMO must send timely written notification to enrollees whose PCP, mental health provider, gatekeeper or dental clinic terminates a contract with the HMO. The Department must approve notifications before they are sent to enrollees.

              h. The HMO shall be required to submit transition plans when a primary care provider(s), mental health provider(s), gatekeeper or dental clinic terminates their contractual relationship with the HMO. The transition plan will address continuity of care issues, enrollee notification and any other information required by the Department to assure adequate enrollee access. The Department will either approve, deny, or modify the transition plan prior to the effective date of the subcontract change.

          5.  Disclosure Statements

              Ownership

              The HMO agrees to submit to the Department within 30 days of contract signing full and complete information as to the identity of each person or corporation with an ownership or controlling interest in the HMO, or any subcontractor in which the HMO has a 5 percent or more ownership interest.

              a. Definition of "Person with an Ownership or Controlling Interest." --A "person with an ownership or controlling interest" means a person or corporation that:

                  1. Owns directly or indirectly, 5 percent or more of the HMO's capital or stock or receives 5 percent or more of its profits (see subsection B);


HMO Contract for January 1. 2O00 - December 31, 2001

                  2 . Has an interest in any mortgage, deed of trust, note, or other obligation secured in whole or in part by the HMO or by its property or assets, and that interest is equal to or exceeds 5 percent of the total property and assets of the HMO; or

                  3. Is an officer or director of the HMO (if it is organized as a corporation) or is a partner in the HMO (if it is organized as a partnership).

          b. Calculation of 5 percent Ownership or Receipt of Profits.-The percentage of direct ownership or control is calculated by multiplying the percent of interest which a person owns by the percent of the HMO's assets used to secure the obligation. Thus, if a person owns 10 percent of a note secured by 60 percent of the HMO's assets, the person owns 6 percent of the HMO.

                  The percentage of indirect ownership or control is calculated by multiplying the percentages of ownership in each organization. Thus, if a person owns 10 percent of the stock in a corporation which owns 80 percent of the stock of the HMO, the person owns 8 percent of the HMO.

          c. Information to be Disclosed - The following information must be disclosed:

                  1. The name and address of each person with an ownership or controlling interest of 5 percent or more in the HMO or in any subcontractor in which the HMO has direct or indirect ownership of 5 percent or more;

                  2. A statement as to whether any of the persons with ownership or controlling interest is related to any other of the persons with ownership or controlling interest as spouse, parent, child, or sibling; and

                  3. The name of any other organization in which the person also has ownership or controlling interest. This is required to the extent that the HMO can obtain this information by requesting it in writing. The HMO must keep copies of all of these requests and responses to them, make them available upon request, and advise the Department when there is no response to a request.

          d. Potential Sources of Disclosure Information - This information may already have been reported on Form HCFA-1513. "Disclosure of Ownership and Controlling Interest Statement." Form HCFA-1513 is likely to have been completed in two different cases. First, if an HMO is Federally qualified and has a Medicare contract, it is required to file Form HCFA-1513 with HCFA within 120 days of the HMO's fiscal year end. Secondly. if the HMO is owned by or has subcontracts with Medicaid providers which are reviewed by the State survey agency these providers may have completed Form HCFA-1513 as part of the survey process. If Form HCFA-15 13 has not been completed, the HMO


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               may supply the ownership and,controlling information on a
               separate report or submit reports filed with the State's insurance or health regulators as long as these reports provide the necessary information for the prior 12 month period.

          e. As directed by the HCFA Regional Office (RO), this Department must provide documentation of this disclosure information as part of the prior approval process for contracts. This documentation must be submitted to the Department and the RO prior to each contract period. If an HMO has not supplied the information that must be disclosed, a contract with the HMO is not considered approvable for this period of time and no FFP is available for the period of time preceding the disclosure.

         f. A managed care entity may not knowingly have a person who is debarred, suspended, or otherwise excluded from participating in procurement activities under the Federal Acquisition Regulation or from participating in non-procurement activities as a director, officer, partner, or person with beneficial ownership of more than 5 percent of the entity's equity, or have an employment, consulting, or other agreement for the provision of items and services that are significant and material to the entity's obligations under irs contract with the State.

          g.   Business Transactions

               All HMOs which are not Federally qualified must disclose to the Department information on certain types of transactions they have with a "party in interest" as defined in the Public Health Service Act. (See Sections 1903(m)(2)(A)(viii) and 1903(m)(4) of the Act.):

               1. Definition of a Party in Interest - As defined in Section 1318(b) of the Public Health Service Act, a party in interest is:

                    a) Any director, officer, partner, or employee responsible for Management or administration of an HMO and HIO; any person who is directly or indirectly the beneficial owner of more than 5 percent of the equity of the HMO: any person who is the beneficial owner of more than 5 percent of the HMO; or, in the case of an HMO organized as a nonprofit corporation, an incorporator or member of such corporation under applicable State corporation law;

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                    b)   Any organization in which a person described in
                         subsection 1 is director, officer or partner; has, directly or indirectly a beneficial interest of more than 5 percent of the equity of the HMO; or has a mortgage, deed of trust, note, or other interest valuing more than 5 percent of the assets of the HMO,

                    c) Any person directly or indirectly controlling, controlled by, or under common control with an HMO; or

                    d) Any spouse, child, or parent of an individual described in subsections 1, 2, or 3.

               2. Types of Transactions Which Must Be Disclosed--Business transactions which must be disclosed include:

                    a) Any sale, exchange or lease of any property between the HMO and a party in interest;

                    b) Any lending of money or other extension of credit between the HMO and a party in interest; and

                    c) Any furnishing for consideration of goods, services (including management services) or facilities between the HMO and the party in interest. This does not include salaries paid to employees for services provided in the normal course of their employment.

               3. The information which must be disclosed in the transactions listed in subsection b, between an HMO and a party in interest includes:

                    a)   The name of the party in interest for each transaction;

                    b) A description of each transaction and the quantity or units involved;

                    c) The accrued dollar value of each transaction during the fiscal year; and

                    d) Justification of the reasonableness of each transaction.

               4. If this Medicaid/BadgerCare HMO Contract is being renewed or extended, the HMO must disclose information on these business transactions which occurred during the prior contract period. If the Contract is an initial contract with Medicaid, but the HMO has operated previously in the commercial or Medicare markets, information on business transactions for the entire year preceding the initial contract

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

                    period must be disclosed. The business transactions which must be reported are not limited to transactions related to serving the Medicaid enrollment. All of these HMO business transactions must be reported.

     6. The HMO shall notify Department within seven days of any notice by the HMO to a subcontractor, or any notice to the HMO from a subcontractor, of a subcontract termination, a pending subcontract termination, or a pending modification in subcontract terms, that could reduce Medicaid/BadgerCare enrollee access to care.

          a. If the Department determines that a pending subcontract termination or pending modification in subcontract terms will jeopardize enrollee access to care, then the Department may invoke the remedies provided for in Article IX and Article X of this Contract. These remedies include contract termination (notice to HMO and opportunity to correct are provided for), suspension of new enrollment, and giving enrollees an opportunity to enroll in a different HMO.

     7. The HMO shall submit MOUs referred to in this Contract to the Department upon the Department's request.

     8. The HMO shall submit to the Department copies of new MOUs, or changes in existing MOUs within 15 days of signing.

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